                                                                     EXHIBIT 1.1



                         COMMON STOCK PURCHASE AGREEMENT



                            DATED AS OF JUNE 6, 2000




                                 BY AND BETWEEN



                               RESOURCEPHOENIX.COM


                                       AND


                                  TORNEAUX LTD.

                                TABLE OF CONTENTS


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                                                                                          PAGE
                                                                                          ----
ARTICLE I DEFINITIONS........................................................................1

   SECTION 1.1   Definitions.................................................................1

ARTICLE II PURCHASE AND SALE OF COMMON STOCK.................................................3

   SECTION 2.1   Purchase and Sale of Stock..................................................3
   SECTION 2.2   The Shares..................................................................3
   SECTION 2.3   The Warrants................................................................3
   SECTION 2.4   Closing.....................................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES...................................................4

   SECTION 3.1   Representations and Warranties of the Company...............................4
   SECTION 3.2   Representations, Warranties and Covenants of the Purchaser..................9

ARTICLE IV COVENANTS........................................................................11

   SECTION 4.1   Securities.................................................................11
   SECTION 4.2   Registration and Listing...................................................11
   SECTION 4.3   Registration Statement.....................................................11
   SECTION 4.4   Compliance with Laws.......................................................12
   SECTION 4.5   Reporting Requirements.....................................................12
   SECTION 4.6   Other Agreements...........................................................12
   SECTION 4.7   Non-Public Information.....................................................13
   SECTION 4.8   No Stop Orders.............................................................13
   SECTION 4.9   Amendments to the Registration Statement...................................13
   SECTION 4.10  Prospectus Delivery........................................................13

ARTICLE V CONDITIONS TO CLOSING AND DRAW DOWNS..............................................14

   SECTION 5.1   Conditions Precedent to the Obligation of the Company to Close
                 this Agreement ............................................................14
   SECTION 5.2   Conditions Precedent to the Obligation of the Purchaser to Close
                 this Agreement ............................................................15
   SECTION 5.3   Conditions Precedent to the Obligation of the Purchaser to Accept a Draw
                 Down and Purchase the Shares...............................................15

ARTICLE VI DRAW DOWN TERMS..................................................................17

   SECTION 6.1   Draw Down Terms............................................................17

ARTICLE VII Legends.........................................................................19
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
   SECTION 7.1   Legend.....................................................................19
   SECTION 7.2   No Other Legend or Stock Transfer Restrictions.............................20
   SECTION 7.3   Purchaser's Compliance.....................................................20

ARTICLE VIII TERMINATION....................................................................20

   SECTION 8.1   Termination by Mutual Consent..............................................20
   SECTION 8.2   Other Termination..........................................................20
   SECTION 8.3   Effect of Termination......................................................20

ARTICLE IX INDEMNIFICATION..................................................................21

   SECTION 9.1   General Indemnity..........................................................21
   SECTION 9.2   Indemnification Procedures.................................................22

ARTICLE X MISCELLANEOUS.....................................................................23

   SECTION 10.1  Fees and Expenses..........................................................23
   SECTION 10.2  Specific Enforcement, Consent to Jurisdiction..............................23
   SECTION 10.3  Entire Agreement; Amendment................................................24
   SECTION 10.4  Notices....................................................................24
   SECTION 10.5  Waivers....................................................................25
   SECTION 10.6  Headings...................................................................25
   SECTION 10.7  Successors and Assigns.....................................................25
   SECTION 10.8  Governing Law..............................................................25
   SECTION 10.9  Survival...................................................................25
   SECTION 10.10 Counterparts...............................................................25
   SECTION 10.11 Publicity..................................................................26
   SECTION 10.12 Severability...............................................................26
   SECTION 10.13 Further Assurances.........................................................26
   SECTION 10.14 Confidentiality............................................................26

                         COMMON STOCK PURCHASE AGREEMENT


        This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of June 6, 2000 by and between ReSourcePhoenix.com, a Delaware corporation (the "Company") and Torneaux Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser").


        WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser, from time to time as provided herein, and the Purchaser shall purchase, up to 7,000,000 shares of the Company's Class A common stock, par value $.001 per share (the "Common Stock"); and


        WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) and ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock to be made hereunder from time to time.

        The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

               SECTION 1.1   Definitions.


               (a) "Closing" shall have the meaning assigned to such term in
Section 2.4 hereof.

               (b) "Closing Date" shall have the meaning assigned to such term in Section 2.4 hereof.

               (c) "Commission" shall have the meaning assigned to such term in
Section 3.1(f) hereof.

               (d) "Commission Documents" shall have the meaning assigned to such term in Section 3.1(f) hereof.

               (e) "Commission Filings" means the Company's Form 10-K for the fiscal year ended December 31, 1999, its Form 10-Q for the fiscal quarters ended September 30, 1999 and March 31, 2000, its Form 8-K dated April 26, 2000, and all other filings made by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               (f) "Draw Down" shall have the meaning assigned to such term in
Section 6.1(a) hereof.

               (g) "Draw Down Amount" means the actual amount of a Draw Down up to $11,500,000.

               (h) "Draw Down Discount Percentage" means 94% if the Threshold Price is equal to or greater than $1.00 up to $10.00; provided, however, that for every $1.50 increase of the Threshold Price above $10.00, such draw down discount percentage shall increase by 0.10%.

               (i) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 5.3 hereof.

               (j) "Draw Down Notice" shall have the meaning assigned to such term in Section 6.1(i) hereof.

               (k) "Draw Down Pricing Period" shall mean a period of twenty (20) consecutive trading days on the Nasdaq National Market starting with the first trading day specified in the Draw Down Notice (or such other period of consecutive trading days as mutually agreed upon by the Company and the Purchaser).

               (l) "Material Adverse Effect" shall mean any effect on the business, results of operations, properties, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

               (m) "Material Change in Ownership" shall mean that, as of any particular measurement date, the officers and directors of the Company shall beneficially own in the aggregate less than 51% of the outstanding Class A and Class B common stock of the Company, except that for purposes of making any such calculation, Common Stock issued to the Purchaser pursuant to this Agreement and the Warrants shall not be included in such calculation.

               (n) "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act.

               (o) "Registration Statement" shall mean the registration statement on Form S-1, to be filed with the Securities and Exchange Commission for the registration for resale of the Shares, as such Registration Statement may be amended from time to time.

               (p) "Settlement Date" shall have the meaning assigned to such term in Section 6.1(d) hereof.

               (q) "Shares" shall mean the shares of Common Stock of the Company that may be purchased hereunder pursuant to a Draw Down and/or upon exercise of the Warrants (as defined Section 2.3).

               (r) "Threshold Price" is the lowest price which the Company may set in the Draw Down Notice to sell Shares during a Draw Down Pricing Period, which Threshold Price may be set in increments of at least $.01. At no time shall the Threshold Price be set at below $1.00.

               (s) "VWAP" shall mean the daily volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time) of the Company's Common Stock on Nasdaq National Market (or any successor thereto) as reported by Bloomberg Financial LP using the AQR function.


                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

               SECTION 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company (i) up to 7,000,000 shares of Common Stock, based on Draw Downs in accordance with Section 6.1, and (ii) the Warrants in accordance with Section 2.3 hereof. In no event shall the amount of Common Stock required to be purchased by the Purchaser exceed $11,500,000 per Draw Down during any Draw Down Pricing Period.

               SECTION 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders, 8,800,000 shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and the shares of Common Stock issuable pursuant to the exercise of Warrants.

               SECTION 2.3 The Warrants. At the Closing, the Company shall have issued to the Purchaser a Warrant A, a Warrant B, a Warrant C and a Warrant D (collectively, the "Warrants"), to purchase shares of Common Stock, each such warrant being exercisable for such period as set forth in each of the applicable Warrants. Each of the Warrants shall be exercisable for the following number of shares of Common Stock at the following exercise price according to the terms of the applicable Warrant:

        (i) Warrant A - 500,000 shares of Common Stock at an exercise price of $2.50;

        (ii) Warrant B - 500,000 shares of Common Stock at an exercise price of $4.00;

        (iii) Warrant C - 400,000 shares of Common Stock at an exercise price of $6.00; and

        (iv) Warrant D - 400,000 shares of Common Stock at an exercise price of $7.00.

If the Registration Statement is not declared effective by the Commission, the Warrant, or any unexercised portion thereof, may, at the Company's option, be canceled.

               SECTION 2.4 Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The closing of the execution and delivery of this Agreement (the "Closing") shall take place at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 at 5:00 p.m. Eastern Time on (i) June 6, 2000, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

               SECTION 3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the
Purchaser:

               (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries other than Resource/Phoenix, Inc., a California corporation (the "Subsidiary"). Each of the Company and the subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect.

               (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by
Section 3.1(e) and except that the Company cannot issue more than 19.9% of the number of shares of common stock outstanding on the date hereof to the Purchaser (including, for this purpose, shares of common stock issuable upon exercise of the Warrants) without the approval of the holders of a majority of the votes cast by the holders of Common Stock or a waiver pursuant to securities laws and Nasdaq rules and regulations, no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

               (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of June 2, 2000 are set forth on Schedule 3.1(c) attached hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement or on Schedule 3.1(c) attached hereto, as of June 2, 2000, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

               (d) Issuance of Shares. To the Company's knowledge, the sale and issuance of the Shares in accordance with the terms and on the basis of the representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act. The Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

               (e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated therein do not (i) violate any provision of the Company's Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, the Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission, or Nasdaq subsequent to the Closing, and, any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

               (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed publicly by it with the Securities and Exchange Commission (the "Commission") pursuant to the reporting requirements of the Exchange Act, including material publicly filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to the Purchaser true and complete copies of the Commission Documents filed with the Commission since August 5, 1999 and prior to the Closing Date. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. The Form 10-K for the year ended December 31, 1999 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such document, and, as of its date, such Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               (g) Subsidiaries. There currently exists no subsidiaries of the Company other than the Subsidiary which is a California corporation. All of the outstanding capital stock of the Subsidiary is owned by the Company. There are no options, warrants, rights to purchase or similar rights relating to capital stock of the Subsidiary.

               (h) No Material Adverse Change. Since March 31, 2000, the Company has not experienced or suffered any Material Adverse Effect, except continued losses from operations.

               (i) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, subject to existing mortgages, pledges, charges, liens, security interests or other encumbrances. All leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

               (j) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or the Commission Filings, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

               (k) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or the Commission Filings or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               (l) Certain Fees. Except for warrants issued to Peter Benz to purchase 75,000 shares of the Company's common stock at $2.81 per share and as set forth on Schedule 3.1(l) attached hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

               (m) Operation of Business. The Company or one of the subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents or the Commission Filings and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except to the extent set forth in the Commission Documents or that a Material Adverse Effect could not reasonably be expected to result from such conflict.

               (n) Environmental Compliance. The Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate or could violate any Environmental Law after the Closing or that could give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

               (o) Material Agreements. Neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a Commission Filing (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act immediately prior to the effectiveness of this Agreement. The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, are not in default under any Material Agreement now in effect.

               (p) Securities Act of 1933. To the Company's knowledge, the Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Company has not distributed and, prior to the completion of the sale of the Shares to the Purchaser, will not distribute any offering material in connection with the offer and sale of the Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

               (q) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act. Neither the Company nor any of its affiliates nor any person acting on its behalf has conducted or will conduct any general solicitation (as that term is defined in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares, the Warrants or any of the shares of Common Stock issuable pursuant to exercise of the Warrants.

               (r) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

               (s) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchaser, or any person or entity that owns a beneficial interest in any of the Purchaser, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 3.1(s), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or
(c) of the Code.

               (t) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

               SECTION 3.2 Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby makes the following representations, warranties and covenants to the Company:

               (a) Organization and Standing of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

               (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

               (c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose any lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is on or by which any of its respective properties or assets are bound or (iv) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

               (d) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

               (e) Sale Restriction. The Purchaser has the right to sell shares of the Company's Common Stock equal in number to the number of Shares to be purchased pursuant to this Agreement during the Investment Period (as defined in Section 6.1(f) hereof). The Purchaser covenants, however, that prior to and during the term of the Investment Period, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will ever be in a net short position with respect to shares of the Common Stock of the Company in any accounts directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser.

               (f) Acquisition for Investment. The Purchaser is purchasing the Shares and Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. The Purchaser has no present intention to sell, transfer or grant any participation in the Shares and Warrants, nor a present arrangement (whether or not legally binding) to effect any distribution of the Shares and Warrants to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

               (g) Sophisticated Investor. The Purchaser is a sophisticated investor (as described in Rule 506(b) (2) (ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Purchaser acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

               (h) General. The Purchaser understands that the Shares and Warrants are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Shares.


                                   ARTICLE IV

                                    COVENANTS

        The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees (as defined herein).

               SECTION 4.1 Securities. The Company shall notify the Commission and Nasdaq, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary actions and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser and the resale of the Shares by the Purchaser.

               SECTION 4.2 Registration and Listing. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on the Nasdaq National Market or any relevant market or system, if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD or any relevant market or system.

               SECTION 4.3 Registration Statement.

               (a) On or before 30 days from the Closing Date (the "Filing Date"), the Company shall cause to be filed with the Commission a Registration Statement on Form S-1 (or any other comparable form) to register for resale the Shares (pursuant to a Draw Down or the exercise of any Warrant) to be purchased by the Purchaser pursuant to this Agreement. The Company shall use its reasonable best efforts to take all steps necessary to cause the Registration Statement to be declared effective as promptly as practicable after the Filing Date, but in no event later than 120 days after the Filing Date.

               (b) Before the Purchaser shall be obligated to accept any Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered for resale by the Purchaser to cover the Shares to be issued in connection with such Draw Down request (including any Warrants to be exercised in connection therewith).

               SECTION 4.4   Compliance with Laws.

               (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

               (b) Unless the Company obtains the requisite approval of its shareholders or waiver of such approval in accordance with the applicable rules of Nasdaq, the Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of Shares representing more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock on the date hereof.

               SECTION 4.5 Reporting Requirements. Upon written request, the Company shall furnish the following to the Purchaser so long as such Purchaser shall be obligated hereunder to purchase Shares:

               (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company; and

               (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within 90 days after the end of each fiscal year of the Company.

               SECTION 4.6 Other Agreements. The Company is restricted from entering into any other financing agreement during a Draw Down Pricing Period (an "Other Financing"), the primary purpose of which would be obtain equity financing for the Company, without the prior written consent of the Purchaser, except that the Company may (i) enter into a loan, credit or lease facility with a bank or financing institution, (ii) establish an employee stock option plan or agreement or finance the acquisition of equipment, technologies or lines of business, (iii) issue shares of Common Stock and/or preferred stock of the Company in connection with the Company's current option plans, stock purchase plans, rights plans, currently outstanding warrants or options, acquisition of products, licenses or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity), (iv) issue shares of Common Stock to Peter Benz pursuant to a warrant to purchase up to 75,000 shares of Common Stock at $2.81 per share; (v) issue any warrants or shares of Common Stock to Thomas Weisel Partners pursuant to the Advisory Agreement dated August 19, 1999; and (vi) enter into a financing arrangement with Gus Constantin (each a "Permitted Transaction"). If the Purchaser consents to the Company entering into an Other Financing, the Company shall have the right to close such Other Financing on the scheduled closing date (as represented to the Purchaser) with a third party; provided that all of the terms and conditions of such closing are similar in all material respects to those provided to the Purchaser prior to the Purchaser giving its consent to such Other Financing.

               SECTION 4.7 Non-Public Information. Except as otherwise required by this Agreement, neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser. Neither the Purchaser nor any affiliate of the Purchaser will request any such material non-public information.

               SECTION 4.8 No Stop Orders. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of its receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of its receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of its becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act or the regulations thereunder to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time.

               SECTION 4.9 Amendments to the Registration Statement. The Company will provide the Purchaser five (5) days notice prior to filing any amendment to the Registration Statement or any amendment or supplement to the Prospectus and shall give the Purchaser the opportunity to review and comment on any such amendment or supplement. Failure of the Purchaser to comment within five (5) days shall not preclude the Company from filing such amendment or supplement after such notice period has expired.

               SECTION 4.10 Prospectus Delivery. Prior to any Settlement Date, the Company will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of each form of Prospectus. As soon after the Registration Statement has been declared effective by the Commission and thereafter from time to time for such period as in the opinion of counsel for the Purchaser a prospectus is required by the Securities Act to be delivered in connection with sales by the Purchaser, the Company will expeditiously deliver to the Purchaser, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Purchaser may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company or in the opinion of counsel for the Purchaser is required to be set forth in the Prospectus or the Registration Statement (as then amended or supplemented) or should be set forth in any such document in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus or Registration Statement to comply with the Securities Act or any other law, the Company may postpone or suspend filing of the Prospectus or effectiveness of the Registration Statement for a period not to exceed 20 consecutive days in order to forthwith prepare and, subject to the provisions of Section 4.9 above, file with the Commission an appropriate supplement or amendment to the Prospectus or Registration Statement, as the case may be, and will expeditiously furnish to the Purchaser a reasonable number of copies of any such filings; provided, however, that the Company may not postpone or suspend its obligation under this Section 4.10 for more than 45 days in the aggregate during any 12 month period and no postponement or suspension shall be permitted for consecutive 20 day periods, arising out of the same set of facts, circumstances or transactions; and, provided, further, that if the Company decides to postpone or suspend its obligations pursuant to this sentence, the Company shall provide five (5) days prior written notice of any such postponement or suspension to the Purchaser.

               SECTION 4.11 Blackout Period. If the Company suspends the effectiveness of the Registration Statement for a period greater than 20 consecutive days, or more than 45 days in the aggregate during any 12 month period (each, a "Blackout Period"), the Company will pay in cash, as liquidated damages for such suspension and not as a penalty, to the Purchaser an amount equal to 2% of the aggregate purchase price (the "Purchase Price") for all of the Shares purchased and then held by the Purchaser (assuming for purposes of calculating the aggregate Purchase Price of such Shares that the Shares sold, if any, were sold on a first in, first out basis) for the initial 30 day period until the suspension is lifted, which shall be pro rated for such periods less than 30 days, and 3% of the Purchase Price for each subsequent 30 day period until the suspension is lifted, which shall be pro rated fur such periods less than 30 days.


                                    ARTICLE V

                      CONDITIONS TO CLOSING AND DRAW DOWNS

               SECTION 5.1 Conditions Precedent to the Obligation of the Company to Close this Agreement. The obligation hereunder of the Company to enter into this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

               (a) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (b) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               SECTION 5.2 Conditions Precedent to the Obligation of the Purchaser to Close this Agreement. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

               (a) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (b) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               (c) Opinion of Counsel, etc. At the Closing, the Purchaser shall have received an opinion of counsel to the Company, dated the date of Closing, in the form of Exhibit A hereto.

               (d) Issuance of Warrants. At the Closing, the Company shall have issued to the Purchaser the Warrants.

               (e) Escrow Agreement and Escrow Shares of Common Stock. At the Closing, the Company shall have executed and delivered an escrow agreement, substantially in the form attached hereto as Exhibit D (the "Escrow Agreement"), to the escrow agent, who is signatory to the Escrow Agreement (the "Escrow Agent"), on behalf of the Purchaser and shall have delivered to such escrow agent 1,800,000 shares of Common Stock representing that number of shares of Common Stock into which the Warrants are exercisable, which escrowed shares shall be delivered to the Purchaser in the appropriate amounts pursuant to each exercise of the Warrants.

               SECTION 5.3 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down Notice (as defined in Section 6.1(i) hereto) and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before the date of each Draw Down request (the "Draw Down Exercise Date"), of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

               (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date as though made at that time except for representations and warranties that speak as of a particular date.

               (b) Effective Registration Statement. The Registration Statement registering the resale of the Shares shall have been declared effective by the Commission prior to the initial Draw Down Exercise Date, and such Registration Statement shall remain effective on each Settlement Date, and shall be amended or supplemented, as required, to disclose the sale of the Shares at least one
(1) trading day prior to each Settlement Date, and the Company shall have delivered to the Purchaser an appropriate Prospectus on each Settlement Date.

               (c) No Suspension. Trading in the Company's Common Stock shall not have been suspended or limited, or minimum prices established on the Common Stock by the Commission or the NASD (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down request). The Common Stock shall not have been delisted from Nasdaq National Market.

               (d) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

               (e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

               (f) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

               (g) Material Adverse Effect; Material Change in Ownership. No Material Adverse Effect and no Material Change in Ownership shall have occurred.

               (h) Ten Percent Limitation. On each Settlement Date, the number of Shares then to be purchased by the Purchaser shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially or deemed beneficially owned by the Purchaser, would result in the Purchaser owning more than 9.9% of all of such Common Stock as would be outstanding on such Settlement Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 5.3(h), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Settlement Date than on the date upon which the Draw Down Notice associated with such Settlement Date is given, the amount of Common Stock outstanding on such Settlement Date shall govern for purposes of determining whether the

Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 9.9% of the Common Stock following such Settlement Date.

               (i) No Knowledge. The Company shall have no knowledge of any event reasonably likely to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is reasonably likely to occur within the 25 trading days following the trading day on which the Draw Down Notice is deemed delivered.)

               (j) Shareholder Vote. The issuance of shares of Common Stock with respect to the applicable Settlement Date, if any, shall not violate the shareholder approval requirements of the Nasdaq National Market.

               (k) Escrow Shares of Common Stock. In addition to the shares of Common Stock delivered to the Escrow Agent pursuant to Section 5.2(e) hereto, the Company shall have delivered to the Escrow Agent and the Escrow Agent shall hold in escrow pursuant to the Escrow Agreement such number of shares of Common Stock equal to the quotient of (i) the Draw Down Amount set forth on the applicable Draw Down Notice and (ii) the Threshold Price set forth on such Draw Down Notice, which escrowed shares shall be delivered by the Escrow Agent to the Purchaser in the appropriate amount on each Settlement Date pursuant to Section
6.1 of this Agreement.

               (l) Other. On each Settlement Date, the Purchaser shall have received a certificate in substantially the form and substance of Exhibit B hereto, executed by an executive officer of the Company to the effect that all the conditions to such Settlement Date shall have been satisfied as at the date of each such certificate.


                                   ARTICLE VI

                                 DRAW DOWN TERMS

               SECTION 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

               (a) The Company, may, in its sole discretion, issue a Draw Down Notice with respect to a draw down (a "Draw Down") of up to $1,500,000 if the Threshold Price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the Threshold Price above $1.00 up to $21.00 for a maximum Draw Down of up to $11,500,000.

               (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each trading day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of (x) 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount divided by (y) (A) the applicable Draw Down Discount Percentage multiplied by (B) the VWAP for such day.

               (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period. Each Draw Down Pricing Period shall consist of two (2) periods of ten
(10) consecutive trading days (each, a "Settlement Period").

               (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the second business day following the end of each Settlement Period (the "Settlement Date").

               (e) The Company may not request a Draw Down within five (5) trading days (or such other number of trading days mutually agreed upon by the Purchaser and the Company) of the preceding Draw Down Pricing Period.

               (f) Beginning on the effective date of the Registration Statement and continuing for a period of 14 consecutive months (the "Investment Period"), there shall be a maximum of twelve (12) Draw Downs.

               (g) Each Draw Down will expire on the last trading day of each Draw Down Pricing Period.

               (h) For each trading day during the Draw Down Pricing Period that the VWAP is at or above the Threshold Price, 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount shall be allocated to purchase Shares at a price equal to the product of (x) the Draw Down Discount Percentage multiplied by (y) the VWAP for such day. At no time shall the Threshold Price be set below $1.00. If trading in the Company's Common Stock is suspended for any reason for more than three (3) hours in any trading day, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day.

               (i) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first trading day of the Draw Down Pricing Period (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit
C. In addition to the Draw Down Amount, the Company shall set the Threshold Price and shall designate the first trading day of the Draw Down Pricing Period with each Draw Down Notice. If the Company wishes the date of the Draw Down Notice to be the first day of the Pricing Period, such notice must be delivered to the Purchaser and such receipt confirmed by the Purchaser, before trading commences on such day.

               (j) On each Settlement Date, the Company shall deliver or have delivered by the Escrow Agent the Shares purchased by the Purchaser during the Draw Down Pricing Period to the Purchaser or its designees via DWAC or if DWAC is not available, stock certificates evidencing such Shares, and upon receipt of the Shares, the Purchaser shall cause payment therefor to be made to the Company's designated account by wire transfer of immediately available funds provided that the Shares are received by the Purchaser no later than 1:00 p.m., eastern time, or next day available funds if the Shares are received thereafter.

               (k) If on the Settlement Date, the Company fails to deliver or have delivered the Shares to be purchased by the Purchaser, and such failure continues for ten (10) trading days, the Company shall pay, in cash or restricted shares of Common Stock (subject to the Company's compliance with applicable securities laws), at the option of the Purchaser, as liquidated damages and not as a penalty, to the Purchaser an amount equal to two percent (2%) of the Draw Down Amount for the initial thirty
(30) days and each additional thirty (30) day period thereafter until such failure has been cured, which shall be pro rated for such periods less than thirty (30) days (the "Periodic Amount"). Cash payments to be made pursuant to this Section 6.1(k) shall be due and payable immediately upon demand in immediately available cash funds. Certificates evidencing the restricted shares of Common Stock shall be delivered within five (5) days of Purchaser's demand. The parties agree that the Periodic Amount represents a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that may be incurred by the Purchaser if the Company fails to deliver the Shares on the Settlement Date. If the Purchaser elects to receive shares of Common Stock instead of cash, the Purchaser shall have the right to demand registration on Form S-3 (or if the Company is not then eligible to use such form registration shall be on such other appropriate form of registration statement available to the Company) once within twelve (12) months of the date of issuance of such shares of Common Stock and piggyback registration rights if the Company files a separate registration statement.

                                   ARTICLE VII

                                     LEGENDS

               SECTION 7.1 Legend. Each certificate representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form:

              THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR RESOURCEPHOENIX.COM. (THE "COMPANY") SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.


        The Company agrees to reissue certificates representing Shares without the legend set forth above if at such time, prior to making any transfer of such Shares, such holder thereof shall give written notice to the Company: (a) requesting the issuance of new certificates without the legend to replace those surrendered together with an opinion of counsel of the Company stating that (i) the Purchaser is permitted to dispose of such Shares without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act or
(ii) the Purchaser has sold, pledged or otherwise transferred or agreed to sell, pledge or otherwise transfer such Shares in a manner other than pursuant to an effective registration statement, to a transferee who shall upon such transfer be entitled to freely tradable securities; or (b) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act. The Company will use its reasonable best efforts to respond to any such notice from a holder within five (5) days. The restrictions on transfer contained in this Section 7.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

               SECTION 7.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 7.1 has been or shall be placed on the share certificates representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VII and as may be required under Delaware law for corporations with more than one (1) class of stock outstanding.

               SECTION 7.3 Purchaser's Compliance. Nothing in this Agreement shall affect in any way the Purchaser's obligations under any agreement to comply with all applicable securities laws upon resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.


                                  ARTICLE VIII

                                   TERMINATION

               SECTION 8.1 Termination by Mutual Consent. The term of this Agreement shall be the Investment Period. This Agreement may be terminated at any time by mutual consent of the parties.

               SECTION 8.2 Other Termination. The Purchaser may terminate this Agreement upon one (1) day's notice (i) if the Company issues convertible debentures or enters an equity financing facility without the Purchaser's prior written consent, or (ii) if an event resulting in a Material Adverse Effect or a Material Change of Control in Ownership has occurred, or (iii) there shall occur any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of five (5) trading days during the Investment Period, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments subsequent to the Closing Date that would require such Registration Statement to be amended to reflect such event in order to maintain its compliance with the disclosure requirements of the Securities Act pursuant to Section 4.10 herein, or (iv) the Company shall at any time fail to comply with the requirements of Section 4.2, 4.3 or 4.4 hereof.

               SECTION 8.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.9. Nothing in this Section 8.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.


                                   ARTICLE IX

                                 INDEMNIFICATION

               SECTION 9.1   General Indemnity.

               (a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorney's fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or the Prospectus relating to the shares being sold to the Purchaser, or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that Registration Statement or any document incorporated by reference in the Registration Statement or any Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable under this Section 9.1(a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or such person through its bad faith or willful misconduct; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto). The Company will reimburse the Purchaser and each such controlling person within 20 days after demand for any legal or other costs or expenses reasonably incurred by the Purchaser or the controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission included in the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus.

               (b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorneys fees) to which the Company and any director or officer of the Company and each person, if any, who controls the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the Registration Statement or any Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus. The Purchaser will reimburse the Company and each such director, officer or controlling person within 20 days after demand for any legal or other costs or expenses reasonably incurred by the Company or any other applicable person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

               SECTION 9.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under paragraph (a) or (b) of Section 9.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from liability under paragraph (a) or (b) of Section 9.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Paragraph (a) or (b) or Section 9.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

        If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in paragraph (a) or (b) of Section 9.1, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.


                                    ARTICLE X

                                  MISCELLANEOUS

               SECTION 10.1 Fees and Expenses. Except as set forth in Article IX, the Company shall pay (i) all reasonable fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses and reasonably itemized) incurred by the Purchaser up to $50,000 in connection with the preparation, negotiation, execution and delivery of this Agreement and (ii) all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses.

               SECTION 10.2  Specific Enforcement, Consent to Jurisdiction.

               (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

               (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this
Section 10.2 shall affect or limit any right to serve process in any other manner permitted by law.

               SECTION 10.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

               SECTION 10.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:


If to the Company:              ReSourcePhoenix.com
                                2401 Kerner Boulevard
                                San Rafael, CA  94901
                                Tel. No.: (415) 485-4600
                                Fax No.:  (510) 263-2495
                                Attention:  Corey West

With copies to:                 Wilson Sonsini Goodrich & Rosati PC
                                650 Page Mill Rd.
                                Palo Alto, CA  94304
                                Tel. No.: (212) 704-6000
                                Fax No.: (212) 704-6288
                                Attention: Steven V. Bernard

If to the Purchaser:            Torneaux Ltd.
                                c/o Mees Pierson Fund Services (Bahamas) Ltd.
                                Montague Sterling Centre
                                East Bay Street, P. O. Box SS-6238
                                Nassau, Bahamas
                                Tel. No.: (242) 394-2700
                                Fax No.: (242) 394-9667
                                Attention:  Anthony L.M. Inder Rieden

With copies to:                 Parker Chapin LLP
                                The Chrysler Building
                                405 Lexington Avenue
                                New York, New York 10174
                                Tel. No.: (212) 704-6000
                                Fax No.: (212) 704-6288
                                Attention:  Christopher S. Auguste

        Any party hereto may from time to time change its address for notices by giving at least ten (10) days prior written notice of such changed address to the other party hereto.

               SECTION 10.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

               SECTION 10.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

               SECTION 10.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior written consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

               SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

               SECTION 10.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder. Section 10.14 shall survive the termination of this Agreement.

               SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five (5) days of the execution and delivery hereof.

               SECTION 10.11 Publicity. Except as required by applicable law, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

               SECTION 10.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

               SECTION 10.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

               SECTION 10.14 Confidentiality. Purchaser agrees to maintain the confidentiality of all information about the Company received from any officer, employee or agent of the Company, until such time as that confidential information is released to the public generally other than as a result of any disclosure by Purchaser.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.


                                        RESOURCEPHOENIX.COM



                                        By: /s/ W. Corey West
                                           -------------------------------------
                                             Name: W. Corey West
                                             Title: President and Chief
                                                    Operating Officer

                                        TORNEAUX LTD.



                                        By: /s/ Deirdre M. McCoy
                                           -------------------------------------
                                             Name: Deirdre M. McCoy
                                             Title: Director

                                EXHIBIT A TO THE
                         COMMON STOCK PURCHASE AGREEMENT
                               OPINION OF COUNSEL


                                 [as discussed]

                                    EXHIBIT B

                             COMPLIANCE CERTIFICATE

               In connection with the issuance of shares of common stock of ReSourcePhoenix.com (the "Company") pursuant to the Draw Dawn Notice, dated ___________ delivered by the Company to Torneaux Ltd. (the "Purchaser") pursuant to Article VI of the Common Stock Purchase Agreement dated June 6, 2000, by and between the Company and the Purchaser (the "Agreement"), the undersigned hereby certifies as follows:

        1. The undersigned is the duly elected Chief [Executive/Financial] Officer of the Company.

        2. The representations and warranties of the Company set forth in
Section 3.1 of the Agreement are true and correct in all material respects as though made on and as of the date hereof, except for representations and warranties that speak as of a particular date.

        3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the Draw Down Exercise Date and the Settlement Date related to the Draw Down Notice and has satisfied in all material respects all conditions contained in Section 5.3 of the Agreement.

               The terms used herein but not defined herein shall have the meanings specified in the Agreement.

               The undersigned has executed this Certificate this ________ day of _________, 2000.

                                    By: ____________________________________

                                    Name: __________________________________

                                    Title: _________________________________

                                    EXHIBIT C
                     TO THE COMMON STOCK PURCHASE AGREEMENT

                                     FORM OF
                                DRAW DOWN NOTICE

        Reference is made to the Common Stock Purchase Agreement dated as of ________, ____ (the "Purchase Agreement ") between ReSourcePhoenix.com, a Delaware corporation (the "Company") and Torneaux Ltd. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

        In accordance with and pursuant to Section 6.1 of the Purchase Agreement, the Company hereby issues this Draw Down Notice to exercise a Draw Down request for the Draw Down Amount indicated below.

        Draw Down Amount:
                         ----------------------------------------

        Draw Down Pricing Period start date:
                                            ---------------------

        Draw Down Pricing Period end date:
                                          -----------------------

        Settlement Date:
                        -----------------------------------------

        Threshold Price:
                        -----------------------------------------

        Minimum Threshold Price:            1.00
                                ---------------------------------


Dated:
        -----------------

                                        ----------------------------------------

                                        By:
                                           -------------------------------------
                                              Name:
                                              Title:

                                        Address:
                                        Facsimile No.:
                                        Wire Instructions:
                                                          ----------------------
                                        Contact Name:
                                                     ---------------------------

                              DISCLOSURE SCHEDULES
                          RELATING TO THE COMMON STOCK
              PURCHASE AGREEMENT, DATED AS OF JUNE 6, 2000 BETWEEN
                             RESOURCEPHOENIX.COM AND
                                  TORNEAUX LTD.

        ALL SECTION AND SUBSECTION NUMBERS AND LETTERS RELATE AND COINCIDE TO SUCH NUMBERS AND LETTERS AS SET FORTH IN THE COMMON STOCK PURCHASE AGREEMENT (THE "AGREEMENT"). ANY TERMS REQUIRING DEFINITION HEREIN ARE DEFINED IN THE AGREEMENT.

        ALL REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT ARE MODIFIED IN THEIR ENTIRETY BY THESE DISCLOSURE SCHEDULES. THE DISCLOSURES CONTAINED IN THESE DISCLOSURE SCHEDULES SHALL BE READ IN THEIR ENTIRETY, AND ALL THE DISCLOSURES SHALL BE READ TOGETHER.